EXHIBIT 99.1

Contact:	Aaron’s, Inc.
Michael P. Dickerson
Vice President, Corporate Communications & Investor Relations
678.402.3590
Mike.Dickerson@Aarons.com

Aaron’s, Inc. Reports Second Quarter Revenue and Earnings

•Revenues of $1.0 Billion, up 6.4%
•Diluted EPS $1.01; Non-GAAP Diluted EPS $1.18, up 27.4%
•Progressive Record Revenues up 14.2%
•Aaron's Business Same Store Revenues up 1.4%

ATLANTA, July 29, 2020 - Aaron’s, Inc. (NYSE: AAN), a leading omnichannel provider of lease-purchase solutions, today announced financial results for the three months ended June 30, 2020.
“The Company’s second quarter results significantly exceeded our expectations as we managed the business through the uncertainty caused by the COVID-19 pandemic. Progressive's results were favorably impacted by improving invoice growth throughout the quarter, operating expense management and strong customer payment activity. Similarly, the Aaron's Business second quarter financial strength is the result of strong customer payment activity, lower write-offs, and operating expense management. We continue to maintain a conservatively capitalized balance sheet and have experienced strong year-to-date operating cash flow. Overall, I am very pleased with our second quarter results and would like to express my deepest gratitude to our team members across all of our businesses for their dedication during these challenging times," said John Robinson, Chief Executive Officer of Aaron's, Inc.

Consolidated Results
For the second quarter of 2020, consolidated revenues were $1.03 billion compared with $968.1 million for the second quarter of 2019, an increase of 6.4%. The increase in consolidated revenues was due to an increase in revenues at Progressive partially offset by lower revenues in the Aaron's Business.
        Net earnings for the second quarter of 2020 were $68.4 million compared to net earnings of $42.7 million in the prior year period. Net earnings in the second quarter of 2020 and 2019 included $7.0 million and $18.7 million, respectively, in pre-tax restructuring charges.
        Adjusted EBITDA for the Company was $129.8 million for the second quarter of 2020, compared with $107.4 million for the same period in 2019, an increase of $22.4 million, or 20.9%. As a percentage of revenues, Adjusted EBITDA was 12.6% in the second quarter of 2020 compared with 11.1% for the same period in 2019.
Diluted earnings per share for the second quarter of 2020 were $1.01 compared with diluted earnings per share of $0.62 in the year ago period. On a non-GAAP basis, diluted earnings per share were $1.18 in the second quarter of 2020. This compares with non-GAAP earnings per share of $0.93 for the same quarter in 2019, an increase of $0.25 or 26.9%.
        The Company generated $360.8 million in cash from operations during the six months ended June 30, 2020 and ended the second quarter with $313.1 million in cash, compared with a cash balance of $57.8 million at the end of 2019. Total available liquidity was approximately $800 million at June 30, 2020.

Progressive Leasing Segment Results
Progressive Leasing’s revenues in the second quarter of 2020 increased 14.2% to a record $589.7 million compared to $516.3 million in the second quarter of 2019. Second quarter invoice volume decreased 2.2% due primarily to the COVID-related closure of many retail partner locations, which have recently begun to reopen. Invoice volume per active door was up 1.7% while active doors were down 3.9% to approximately 19,000. Progressive Leasing had 902,000 customers at June 30, 2020, a 0.8% decrease from June 30, 2019.

Earnings before income taxes for the second quarter of 2020 were $59.8 million compared to $58.4 million in the prior year period. EBITDA for the second quarter of 2020 was $70.7 million compared with $68.2 million for the same period of 2019, an increase of 3.6%. As a percentage of revenues, EBITDA was 12.0% for the second quarter of 2020, a decrease of 120 basis points compared to the second quarter of 2019. Lower SG&A expenses and merchandise write-offs were more than offset by lower year-over-year gross margins resulting from higher 90-day buyout activity in the second quarter.
The provision for lease merchandise write-offs was 6.1% of revenues in the second quarter of 2020 compared with 7.6% in the same period of 2019. The decrease in the provision for lease merchandise write-offs was due primarily to strong customer payment activity and more conservative decisioning.
The Aaron’s Business Segment Results
For the second quarter of 2020, total revenues for the Aaron’s Business decreased 2.8% to $431.0 million from $443.2 million in the second quarter of 2019. The decrease was primarily due to the net reduction of 185 stores during the 15-month period ended June 30, 2020, a lower lease portfolio balance entering the quarter, and the temporary impact of COVID-related showroom closures during the second quarter of 2020, partially offset by strong customer payment activity. Same-store revenues were up 1.4% due primarily to strong customer payment activity including early buyout revenue and retail sales and continued growth in e-commerce revenue. Customer count on a same-store basis was down 6.5% during the second quarter of 2020 compared to the same period in 2019. Company-operated Aaron’s stores had 898,000 customers at June 30, 2020, an 8.7% decrease from June 30, 2019.
Lease revenue and fees for the three months ended June 30, 2020 decreased 2.8% compared with the same period in 2019. Non-retail sales, which primarily consist of merchandise sales to the Company’s franchisees, decreased 3.2% for the second quarter of 2020 compared with the same period of the prior year.

Earnings before income taxes for the second quarter of 2020 were $32.0 million which includes the impact of $7.0 million in restructuring charges. Adjusted EBITDA for the three months ended June 30, 2020 was $57.1 million, compared to $39.7 million for the same period in 2019, an increase of $17.4 million or 44.0%. The increase in adjusted EBITDA was due primarily to strong customer payment activity, improved merchandise write-offs and lower SG&A expenses, partially offset by the impact of a lower portfolio balance entering the second quarter and the temporary impact of COVID related showroom closures during the second quarter of 2020.
The provision for lease merchandise write-offs was 3.7% of revenues in the second quarter of 2020, compared with 5.6% for the same period last year. Contributing to the year-over-year improvement in write-offs was strong customer payment activity, both in-store and on Aarons.com.
At June 30, 2020, the Aaron’s Business had 1,098 Company-operated stores and 316 franchised stores.
Significant Components of Revenue and Franchise Performance
Consolidated lease revenues and fees for the three months ended June 30, 2020 increased 6.9% over the same period of the prior year. Franchise royalties and fees decreased 60.9% in the second quarter of 2020 compared with the same period a year ago. That decrease resulted from the temporary suspension of franchise royalty fees from early March until late May, as part of the COVID-19 relief the Aaron's Business offered franchisees, and a lower number of franchised stores. Franchisee revenues totaled $104.2 million for the three months ended June 30, 2020, a decrease of 3.5% from the same period for the prior year. Same-store revenues for franchised stores increased 6.6% and same-store customer counts declined 7.6% for the second quarter of 2020 compared with the same quarter in 2019. Franchised stores had 216,000 customers at the end of the second quarter of 2020. Revenues and customers of franchisees are not revenues and customers of the Aaron’s Business or the Company.

2020 Outlook
        For the third quarter, we expect consolidated revenues between $950 million and $975 million and Non-GAAP Diluted Earnings Per Share of between $0.80 and $0.90. This outlook assumes no significant deterioration in the current retail environment, some level of continuing government stimulus, and a gradual improvement in global supply chain conditions.
Reconciliation of Non-GAAP Items

	Q3 2020 Range
	Low	High
Projected Earnings Per Share Assuming Dilution	$0.74	$0.84
Add: Projected Intangible Amortization Expense	0.06	0.06
Projected Non-GAAP Earnings Per Share Assuming Dilution	$0.80	$0.90
Conference Call and Webcast
The Company will hold a conference call to discuss its quarterly results on Wednesday, July 29, 2020, at 8:30 a.m. Eastern Time. The public is invited to listen to the conference call by webcast accessible through the Company's investor relations website, investor.aarons.com. The webcast will be archived for playback at that same site.
About Aaron’s, Inc.
        Headquartered in Atlanta, Aaron’s, Inc. (NYSE: AAN), is a leading omnichannel provider of lease-purchase solutions. Progressive Leasing provides lease-purchase solutions through more than 19,000 retail and e-commerce partner locations in 46 states and the District of Columbia. The Aaron’s Business engages in the sales and lease ownership and specialty retailing of furniture, home appliances, consumer electronics and accessories through its approximately 1,400 Company-operated and franchised stores in 47 states, Puerto Rico and Canada, as well as its e-commerce platform, Aarons.com. Vive Financial ("Vive", formerly Dent-A-Med, Inc.), provides a variety of second-look credit products that are originated through federally-insured banks. For more information, visit investor.aarons.com, Aarons.com, ProgLeasing.com, and ViveCard.com.
        "Safe Harbor" Statement under the Private Securities Litigation Reform Act of 1995: Statements in this news release regarding our business that are not historical facts are "forward-looking statements" that involve risks and uncertainties which could cause actual results to differ materially from those contained in the forward-looking statements. Such forward-looking statements generally can be identified by the use of forward-looking terminology, such as "continue", "expect", "outlook" and similar terminology. These risks and uncertainties include factors such as (i) the impact of the COVID-19 pandemic and related measures taken by governmental or regulatory authorities to combat the pandemic, and whether additional government stimulus payments or supplemental unemployment benefits will be approved, and the nature, amount and timing of any such payments or benefits, including the impact of the pandemic and such measures on: (a) demand for the lease-to-own products offered by our Progressive Leasing and Aaron’s Business segments, (b) Progressive Leasing’s retail partners, (c) our customers, including their ability and willingness to satisfy their obligations under their lease agreements, (d) our suppliers’ ability to provide us with the merchandise we need to obtain from them, (e) our employees and labor needs, including our ability to adequately staff our operations, (f) our financial and operational performance, and (g) our liquidity; (ii) changes in the enforcement of existing laws and regulations and the adoption of new laws and regulations that may unfavorably impact our businesses; (iii) the effects on our business and reputation resulting from Progressive’s announced settlement and related consent order with the FTC, including the risk of losing existing retail partners or being unable to establish new partnerships with additional retailers, and of any follow-on regulatory and/or civil litigation arising therefrom; (iv) other types of legal and regulatory proceedings and investigations, including those related to customer privacy, third party and employee fraud and information security; (v) the risks associated with our business transformation strategy for our Aaron’s Business not being successful, including our e-commerce and real estate repositioning and optimization initiatives (including the risk that the costs associated with these initiatives exceeds our expectations); (vi) risks associated with the challenges faced by our Aaron’s Business, including the commoditization of consumer electronics and the high fixed-cost operating model of the Aaron’s Business; (vii) increased competition from traditional and virtual lease-to-own competitors, as well as from traditional and on-line retailers and other competitors; (viii) financial challenges faced by our franchisees, which we believe may be exacerbated by the COVID-19 pandemic and related governmental or regulatory measures to combat the pandemic; (ix) increases in lease merchandise write-offs for our Aaron’s Business and increases in lease merchandise write-offs and the provision for returns and uncollectible renewal payments for Progressive Leasing, especially in light of the COVID-19 pandemic; and the other risks and uncertainties discussed under "Risk Factors" in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2019 and in the Company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2020. Statements in this press release that are “forward-looking” include without limitation statements about (i) the strength of our balance sheet and our liquidity; and (ii) our outlook for our consolidated financial performance for the third quarter of 2020. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. Except as required by law, the Company undertakes no obligation to update these forward-looking statements to reflect subsequent events or circumstances after the date of this press release.

Aaron’s, Inc. and Subsidiaries
Consolidated Statements of Earnings
(In thousands, except per share amounts)

	(Unaudited) Three Months Ended		(Unaudited) Six Months Ended
	June 30,		June 30,
	2020	2019	2020	2019
Revenues:
Lease Revenues and Fees	$969,987	$907,565	$2,017,900	$1,851,722
Retail Sales	14,020	8,898	23,551	21,707
Non-Retail Sales	33,044	34,124	59,890	71,105
Franchise Royalties and Fees	3,365	8,605	10,089	17,812
Interest and Fees on Loans Receivable	9,414	8,610	19,322	17,256
Other	289	339	641	642
Total	1,030,119	968,141	2,131,393	1,980,244

Costs and Expenses:
Depreciation of Lease Merchandise	547,551	474,868	1,144,958	975,688
Retail Cost of Sales	9,065	5,651	15,927	14,283
Non-Retail Cost of Sales	29,316	28,948	52,897	58,144
Operating Expenses	343,850	383,576	756,820	770,792
Restructuring Expenses, Net	6,991	18,738	29,277	32,019
Impairment of Goodwill	—	—	446,893	—
Other Operating (Income) Expense, Net	(96)	(3,486)	74	(4,383)
Total	936,677	908,295	2,446,846	1,846,543

Operating Profit (Loss)	93,442	59,846	(315,453)	133,701
Interest Income	227	944	419	1,045
Interest Expense	(2,853)	(4,300)	(6,652)	(9,256)
Other Non-Operating Income (Expense), Net	1,721	329	(230)	1,637
Earnings (Loss) Before Income Tax Expense	92,537	56,819	(321,916)	127,127

Income Tax Expense (Benefit)	24,160	14,169	(110,288)	28,399
Net Earnings (Loss)	$68,377	$42,650	$(211,628)	$98,728

Earnings (Loss) Per Share	$1.02	$0.63	$(3.16)	$1.46
Earnings (Loss) Per Share Assuming Dilution	$1.01	$0.62	$(3.16)	$1.44

Weighted Average Shares Outstanding	67,097	67,687	66,959	67,492
Weighted Average Shares Outstanding Assuming Dilution	67,523	68,793	66,959	68,784

Aaron’s, Inc. and Subsidiaries
Consolidated Balance Sheets
(In thousands)

	(Unaudited)
	June 30, 2020	December 31, 2019
ASSETS:
Cash and Cash Equivalents	$313,057	$57,755
Accounts Receivable (net of allowances of $73,294 in 2020 and $76,293 in 2019)	79,933	104,159
Lease Merchandise (net of accumulated depreciation and allowances of $878,259 in 2020 and $896,056 in 2019)	1,119,640	1,433,417
Loans Receivable (net of allowances and unamortized fees of $37,649 in 2020 and $21,134 in 2019)	58,870	75,253
Property, Plant and Equipment at Cost (net of accumulated depreciation of $326,340 in 2020 and $311,252 in 2019)	228,088	237,666
Operating Lease Right-of-Use Assets	279,802	329,211
Goodwill	288,801	736,582
Other Intangibles (net of accumulated amortization of $164,324 in 2020 and $151,932 in 2019)	176,104	190,796
Income Tax Receivable	57,487	18,690
Prepaid Expenses and Other Assets	113,920	114,271
Total Assets	$2,715,702	$3,297,800
LIABILITIES & SHAREHOLDERS’ EQUITY:
Accounts Payable and Accrued Expenses	$249,182	$272,816
Accrued Regulatory Expense	—	175,000
Deferred Income Taxes Payable	234,380	310,395
Customer Deposits and Advance Payments	89,435	91,914
Operating Lease Liabilities	335,705	369,386
Debt	285,801	341,030
Total Liabilities	1,194,503	1,560,541
SHAREHOLDERS' EQUITY:
Common Stock, Par Value $0.50 Per Share: Authorized: 225,000,000 Shares at June 30, 2020 and December 31, 2019; Shares Issued: 90,752,123 at June 30, 2020 and December 31, 2019	45,376	45,376
Additional Paid-in Capital	290,653	290,229
Retained Earnings	1,805,869	2,029,613
Accumulated Other Comprehensive Loss	(1,442)	(19)

Less: Treasury Shares at Cost
Common Stock: 23,613,045 Shares at June 30, 2020 and 24,034,053 at December 31, 2019	(619,257)	(627,940)
Total Shareholders’ Equity	1,521,199	1,737,259
Total Liabilities and Shareholders' Equity	$2,715,702	$3,297,800

Aaron’s, Inc. and Subsidiaries
Consolidated Statements of Cash Flows

(Unaudited)	Six Months Ended June 30,
(In Thousands)	2020	2019
OPERATING ACTIVITIES:
Net (Loss) Earnings	$(211,628)	$98,728
Adjustments to Reconcile Net (Loss) Earnings to Cash Provided by Operating Activities:
Depreciation of Lease Merchandise	1,144,958	975,688
Other Depreciation and Amortization	50,154	53,862
Accounts Receivable Provision	158,587	137,611
Provision for Credit Losses on Loans Receivable	16,150	9,223
Stock-Based Compensation	12,487	14,231
Deferred Income Taxes	(73,656)	19,928
Impairment of Goodwill and Other Assets	468,634	26,267
Non-Cash Lease Expense	50,638	58,073
Other Changes, Net	5,109	(3,390)
Changes in Operating Assets and Liabilities, Net of Effects of Acquisitions and Dispositions:
Additions to Lease Merchandise	(1,032,977)	(1,141,863)
Book Value of Lease Merchandise Sold or Disposed	201,058	196,219
Accounts Receivable	(134,467)	(126,112)
Prepaid Expenses and Other Assets	(4,711)	(6,847)
Income Tax Receivable	(38,797)	17,227
Operating Lease Liabilities	(53,544)	(62,541)
Accounts Payable and Accrued Expenses	(19,713)	(21,465)
Accrued Regulatory Expense	(175,000)	—
Customer Deposits and Advance Payments	(2,527)	(200)
Cash Provided by Operating Activities	360,755	244,639
INVESTING ACTIVITIES:
Investments in Loans Receivable	(39,986)	(29,506)
Proceeds from Loans Receivable	32,248	27,720
Outflows on Purchases of Property, Plant and Equipment	(33,885)	(48,059)
Proceeds from Property, Plant and Equipment	2,220	1,425
Outflows on Acquisitions of Businesses and Customer Agreements, Net of Cash Acquired	(1,209)	(7,612)
Proceeds from Dispositions of Businesses and Customer Agreements, Net of Cash Disposed	359	755
Cash Used in Investing Activities	(40,253)	(55,277)
FINANCING ACTIVITIES:
Repayments on Revolving Facility, Net	—	(16,000)
Proceeds from Debt	5,625	—
Repayments on Debt	(60,748)	(61,465)
Dividends Paid	(5,351)	(4,717)
Acquisition of Treasury Stock	—	(14,414)
Issuance of Stock Under Stock Option Plans	2,250	5,056
Shares Withheld for Tax Payments	(5,877)	(12,977)
Debt Issuance Costs	(1,020)	—
Cash Used in Financing Activities	(65,121)	(104,517)
EFFECT OF EXCHANGE RATE CHANGES ON CASH AND CASH EQUIVALENTS	(79)	119
Increase in Cash and Cash Equivalents	255,302	84,964
Cash and Cash Equivalents at Beginning of Period	57,755	15,278
Cash and Cash Equivalents at End of Period	$313,057	$100,242

Aaron’s, Inc. and Subsidiaries
Quarterly Revenues by Segment
(In thousands)

	(Unaudited)
	Three Months Ended
	June 30, 2020
	Progressive Leasing	Aaron’s Business	Vive	Consolidated Total
Lease Revenues and Fees	$589,749	$380,238	$—	$969,987
Retail Sales	—	14,020	—	14,020
Non-Retail Sales	—	33,044	—	33,044
Franchise Royalties and Fees	—	3,365	—	3,365
Interest and Fees on Loans Receivable	—	—	9,414	9,414
Other	—	289	—	289
Total Revenues	$589,749	$430,956	$9,414	$1,030,119

	(Unaudited)
	Three Months Ended
	June 30, 2019
	Progressive Leasing	Aaron’s Business	Vive	Consolidated Total
Lease Revenues and Fees	$516,333	$391,232	$—	$907,565
Retail Sales	—	8,898	—	8,898
Non-Retail Sales	—	34,124	—	34,124
Franchise Royalties and Fees	—	8,605	—	8,605
Interest and Fees on Loans Receivable	—	—	8,610	8,610
Other	—	339	—	339
Total Revenues	$516,333	$443,198	$8,610	$968,141

Aaron’s, Inc. and Subsidiaries
Six Months Revenues by Segment
(In thousands)

	(Unaudited)
	Six Months Ended
	June 30, 2020
	Progressive Leasing	Aaron’s Business	Vive	Consolidated Total
Lease Revenues and Fees	$1,248,283	$769,617	$—	$2,017,900
Retail Sales	—	23,551	—	23,551
Non-Retail Sales	—	59,890	—	59,890
Franchise Royalties and Fees	—	10,089	—	10,089
Interest and Fees on Loans Receivable	—	—	19,322	19,322
Other	—	641	—	641
Total Revenues	$1,248,283	$863,788	$19,322	$2,131,393

	(Unaudited)
	Six Months Ended
	June 30, 2019
	Progressive Leasing	Aaron’s Business	Vive	Consolidated Total
Lease Revenues and Fees	$1,039,734	$811,988	$—	$1,851,722
Retail Sales	—	21,707	—	21,707
Non-Retail Sales	—	71,105	—	71,105
Franchise Royalties and Fees	—	17,812	—	17,812
Interest and Fees on Loans Receivable	—	—	17,256	17,256
Other	—	642	—	642
Total Revenues	$1,039,734	$923,254	$17,256	$1,980,244

Use of Non-GAAP Financial Information:
Non-GAAP net earnings, non-GAAP diluted earnings per share, EBITDA and Adjusted EBITDA are supplemental measures of our performance that are not calculated in accordance with generally accepted accounting principles in the United States (“GAAP”). Non-GAAP net earnings and non-GAAP diluted earnings per share for 2020 exclude Progressive Leasing-related intangible amortization expense, and certain Aaron's Business charges including amortization expense resulting from franchisee acquisitions, restructuring charges, early termination charges incurred to terminate a sales and marketing agreement, goodwill impairment charges, legal and accounting fees incurred in conjunction with the Company's implementation of a Holding Company structure and an income tax benefit resulting from the revaluation of a net operating loss carryback. Non-GAAP net earnings and non-GAAP diluted earnings per share for 2019 exclude Progressive Leasing-related intangible amortization expense, certain Aaron's Business charges including amortization expense resulting from franchisee acquisitions, acquisition transaction and transition costs related to franchisee acquisitions and restructuring charges. The amounts for these after-tax non-GAAP adjustments, which are calculated using estimated tax rates which are commensurate with non-GAAP pre-tax earnings, can be found in the Reconciliation of Net Earnings and Earnings Per Share Assuming Dilution to Non-GAAP Net Earnings and Earnings Per Share Assuming Dilution table in this press release.
The EBITDA and Adjusted EBITDA figures presented in this press release are calculated as the Company’s earnings before interest expense, depreciation on property, plant and equipment, amortization of intangible assets and income taxes. Adjusted EBITDA also excludes the other adjustments described in the calculation of non-GAAP net earnings above. The amounts for these pre-tax non-GAAP adjustments can be found in the Quarterly Segment EBITDA tables in this press release.
Management believes that non-GAAP net earnings, non-GAAP diluted earnings per share, EBITDA and Adjusted EBITDA provide relevant and useful information, and are widely used by analysts, investors and competitors in our industry as well as by our management in assessing both consolidated and business unit performance.
Non-GAAP net earnings and non-GAAP diluted earnings provide management and investors with an understanding of the results from the primary operations of our business by excluding the effects of certain items that generally arose from larger, one-time transactions that are not reflective of the ordinary earnings activity of our operations or transactions that have variability and volatility of the amount. This measure may be useful to an investor in evaluating the underlying operating performance of our business.

EBITDA and Adjusted EBITDA also provide management and investors with an understanding of one aspect of earnings before the impact of investing and financing charges and income taxes. These measures may be useful to an investor in evaluating our operating performance and liquidity because the measures:
•Are widely used by investors to measure a company’s operating performance without regard to items excluded from the calculation of such measure, which can vary substantially from company to company depending upon accounting methods, book value of assets, capital structure and the method by which assets were acquired, among other factors.
•Are a financial measurement that is used by rating agencies, lenders and other parties to evaluate our creditworthiness.
•Are used by our management for various purposes, including as a measure of performance of our operating entities and as a basis for strategic planning and forecasting.
        Finally, this press release presents pre-tax, pre-provision loss for Vive, which is also a supplemental measure not calculated in accordance with GAAP. Management believes this measure is useful because it gives management and investors an additional, supplemental metric to assess Vive’s underlying operational performance for the period. Management uses this measure as one of its bases for strategic planning and forecasting for Vive. Our use of pre-provision, pre-tax loss may not be comparable to similar measures disclosed by other companies, because not all companies and analysts calculate these measures in the same manner.
Non-GAAP financial measures, however, should not be used as a substitute for, or considered superior to, measures of financial performance prepared in accordance with GAAP, such as the Company’s GAAP basis net earnings and diluted earnings per share and the GAAP revenues and earnings before income taxes of the Company’s segments, which are also presented in the press release. Further, we caution investors that amounts presented in accordance with our definitions of non-GAAP net earnings, non-GAAP diluted earnings per share, EBITDA, Adjusted EBITDA, and pre-tax, pre-provision loss may not be comparable to similar measures disclosed by other companies, because not all companies and analysts calculate these measures in the same manner.

Reconciliation of Net Earnings (Loss) and Earnings (Loss) Per Share Assuming Dilution to Non-GAAP Net Earnings and Earnings Per Share Assuming Dilution
(In thousands, except per share)

	(Unaudited) Three Months Ended		(Unaudited) Six Months Ended
	June 30,		June 30,
	2020	2019	2020	2019
Net Earnings (Loss)	$68,377	$42,650	$(211,628)	$98,728
Add: Progressive Leasing-Related Intangible Amortization Expense (1)(2)	4,260	4,069	8,229	8,420
Add: Franchisee-Related Intangible Amortization Expense(3)(4)	1,130	2,971	2,291	6,216
Add: Restructuring Expenses, net (5)(6)	5,494	14,065	22,221	24,866
Add: Acquisition Transaction and Transition Costs(7)	—	150	—	243
Add: Sales and Marketing Early Contract Termination Fees(8)	—	—	11,129	—
Add: Holding Company Legal and Accounting Fees(9)	1,982	—	1,914	—
Add: Impairment of Goodwill(10)	—	—	339,191	—
Less: NOL Carryback Revaluation	(1,350)	—	(35,540)	—
Non-GAAP Net Earnings	$79,893	$63,905	$137,807	$138,473

Earnings (Loss) Per Share Assuming Dilution(10)	$1.01	$0.62	$(3.16)	$1.44
Add: Progressive Leasing-Related Intangible Amortization Expense (1)(2)	0.06	0.06	0.12	0.12
Add: Franchisee-Related Intangible Amortization Expense(3)(4)	0.02	0.04	0.03	0.09
Add: Restructuring Expenses, net(5)(6)	0.08	0.20	0.33	0.36
Add: Acquisition Transaction and Transition Costs(7)	—	—	—	—
Add: Sales and Marketing Early Contract Termination Fees(8)	—	—	0.16	—
Add: Holding Company Legal and Accounting Fees(9)	0.03	—	0.03	—
Add: Impairment of Goodwill(10)	—	—	5.01	—
Less: NOL Carryback Revaluation	(0.02)	—	(0.53)	—

Non-GAAP Earnings Per Share Assuming Dilution(11)(12)	$1.18	$0.93	$2.04	$2.01

Weighted Average Shares Outstanding Assuming Dilution	67,523	68,793	67,694	68,784

(1)Net of taxes of $1,161 and $2,613 for the three and six months ended June 30, 2020 calculated using the estimated tax rates of 21.4% and 24.1% for the respective periods.
(2)Net of taxes of $1,352 and $2,422 for the three and six months ended June 30, 2019 calculated using the effective tax rate for the respective periods.
(3)Net of taxes of $308 and $727 for the three and six months ended June 30, 2020 calculated using the estimated tax rates of 21.4% and 24.1% for the respective periods.
(4)Net of taxes of $987 and $1,788 for the three and six months ended June 30, 2019 calculated using the effective tax rate for the respective periods.
(5)Net of taxes of $1,497 and $7,056 for the three and six months ended June 30, 2020 calculated using the estimated tax rates of 21.4% and 24.1% for the respective periods.
(6)Net of taxes of $4,673 and $7,153 for the three and six months ended June 30, 2019 calculated using the effective tax rate for the respective periods.
(7)Net of taxes of $50 and $70 for the three and six months ended June 30, 2019 calculated using the effective tax rate for the respective periods.
(8)Net of taxes of $3,534 for the six months ended June 30, 2020 calculated using the estimated tax rate of 24.1% for the respective periods.
(9)Net of taxes of $540 and $608 for the three and six months ended June 30, 2020 calculated using the estimated tax rates of 21.4% and 24.1% for the respective periods.
(10)Net of taxes of $107,702 for the six months ended June 30, 2020 calculated using the estimated tax rate of 24.1% for the period.
(11)For the six months ended June 30, 2020, the GAAP Weighted Average Shares Outstanding Assuming Dilution was 66,959 and the Non-GAAP Weighted Average Shares Outstanding Assuming Dilution was 67,694.
(12)In some cases, the sum of individual EPS amounts may not equal total non-GAAP EPS calculations due to rounding.

Vive Pre-tax, Pre-provision Loss
(In thousands)

	(Unaudited) Three Months Ended		(Unaudited) Six Months Ended
	June 30,		June 30,
	2020	2019	2020	2019
Earnings (Loss) Before Income Taxes	$714	$(1,725)	$(7,369)	$(4,393)
Adjustment to (Decrease) Increase Allowance for Loan Losses During Period	(901)	420	6,319	(187)
Pre-tax, Pre-provision Loss	$(187)	$(1,305)	$(1,050)	$(4,580)

Aaron’s, Inc. and Subsidiaries
Non-GAAP Financial Information
Quarterly Segment EBITDA
(In thousands)

	(Unaudited)
	Three Months Ended
	June 30, 2020
	Progressive Leasing	Aaron’s Business	Vive	Consolidated Total
Net Income				$68,377
Income Taxes[1]				24,160
Earnings Before Income Taxes	$59,814	$32,009	$714	92,537
Interest Expense	3,299	(1,358)	912	2,853
Depreciation	2,179	15,300	210	17,689
Amortization	5,421	1,632	145	7,198
EBITDA	$70,713	$47,583	$1,981	$120,277
Holding Company Legal and Accounting Fees	—	2,522	—	2,522
Restructuring Expenses	—	6,991	—	6,991
Adjusted EBITDA	$70,713	$57,096	$1,981	$129,790

	(Unaudited)
	Three Months Ended
	June 30, 2019
	Progressive Leasing	Aaron’s Business	Vive	Consolidated Total
Net Earnings				$42,650
Income Taxes[1]				14,169
Earnings (Loss) Before Income Taxes	$58,406	$138	$(1,725)	56,819
Interest Expense	2,242	1,209	849	4,300
Depreciation	2,160	15,077	201	17,438
Amortization	5,421	4,296	145	9,862
EBITDA	$68,229	$20,720	$(530)	$88,419
Restructuring Expenses	—	18,738	—	18,738
Acquisition Transaction and Transition Costs	—	200	—	200
Adjusted EBITDA	$68,229	$39,658	$(530)	$107,357
(1)Taxes are calculated on a consolidated basis and are not identifiable by Company segments.

Aaron’s, Inc. and Subsidiaries
Non-GAAP Financial Information
Six Months Segment EBITDA
(In thousands)

	(Unaudited)
	Six Months Ended
	June 30, 2020
	Progressive Leasing	Aaron’s Business	Vive	Consolidated Total
Net Loss				$(211,628)
Income Tax Benefit[1]				(110,288)
Earnings (Loss) Before Income Taxes	$118,801	$(433,348)	$(7,369)	(321,916)
Interest Expense	7,019	(2,210)	1,843	6,652
Depreciation	4,300	30,821	427	35,548
Amortization	10,842	3,474	290	14,606
EBITDA	$140,962	$(401,263)	$(4,809)	$(265,110)
Restructuring Expenses	—	29,277	—	29,277
Sales and Marketing Early Termination Fees	—	14,663	—	14,663
Holding Company Legal and Accounting Fees	—	2,522	—	2,522
Impairment of Goodwill	—	446,893	—	446,893
Adjusted EBITDA	$140,962	$92,092	$(4,809)	$228,245

	(Unaudited)
	Six Months Ended
	June 30, 2019
	Progressive Leasing	Aaron’s Business	Vive	Consolidated Total
Net Earnings				$98,728
Income Taxes[1]				28,399
Earnings (Loss) Before Income Taxes	$113,794	$17,726	$(4,393)	127,127
Interest Expense	4,964	2,563	1,729	9,256
Depreciation	3,947	29,665	391	34,003
Amortization	10,842	8,727	290	19,859
EBITDA	$133,547	$58,681	$(1,983)	$190,245
Restructuring Expenses, Net	—	32,019	—	32,019
Acquisition Transaction and Transition Costs	—	313	—	313
Adjusted EBITDA	$133,547	$91,013	$(1,983)	$222,577
(1)  Taxes are calculated on a consolidated basis and are not identifiable by Company segments.